Exhibit 99.1

Press Release

Company Contact:

Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Fax: (732) 349-5070
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES QUARTERLY AND ANNUAL
FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, JANUARY 25, 2018…OceanFirst Financial Corp. (NASDAQ:”OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share were $0.30 for the quarter ended December 31, 2017, as compared to $0.22 for the corresponding prior year quarter. For the year ended December 31, 2017, diluted earnings per share were $1.28, as compared to $0.98 for the corresponding prior year period.
The results of operations for the quarter and year ended December 31, 2017 included merger related expenses, branch consolidation expenses, and additional income tax expense from the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate related to the recently enacted Tax Cuts and Jobs Act (“Tax Reform”), and for the year ended December 31, 2017, also included the acceleration of stock award expense due to the retirement of a director. These items decreased net income, net of tax benefit, for the quarter and year ended December 31, 2017 by $4.9 million and $13.7 million, respectively. Excluding these items, core earnings for the quarter and year ended December 31, 2017 were $14.9 million, or $0.45 per diluted share, and $56.2 million, or $1.70 per diluted share, respectively. (Please refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of merger related expenses, branch consolidation expenses, additional income tax expense related to the recently enacted Tax Reform, and certain other incurred expenses and quantification of core earnings).
Highlights are described below:

•	Deposits increased $155.0 million for the year, while the cost of deposits increased only four basis points, to 0.29%. The loan to deposit ratio at December 31, 2017 was 91.3%.

•	Total loans increased $160.9 million for the year, with $123.1 million of the growth relating to commercial lending.

•
As a result of the tax rate reduction associated with the recently enacted Tax Reform, the Company will reinvest part of the anticipated benefit in its workforce by raising the minimum hourly pay rate to $15.00 and increasing the number of shares available in the employee stock ownership program by 300,000 shares.

Chairman and Chief Executive Officer Christopher D. Maher said, “We are pleased to report 2017 results which included record core earnings of $56.2 million and core diluted earnings per share of $1.70.  Core expenses decreased again in the fourth quarter, further benefiting from the branch consolidations completed earlier in the year, and lowering our efficiency ratio to 53.7%.”  Mr. Maher added,  “The merger with Sun Bancorp, Inc. remains on target to close on January 31, 2018 and we look forward to welcoming their stockholders, customers and employees into our OceanFirst family.”
On June 30, 2017, the Company announced a definitive agreement and plan of merger with Sun Bancorp, Inc. (“Sun”, NASDAQ:SNBC) (the “merger”). On October 24 and 25, 2017, Sun and the Company received their respective requisite stockholder approvals for the merger.  Regulatory approval of the merger was received from the Federal Reserve Bank of Philadelphia on October 17, 2017. The regulatory approval for the transaction by the Office of the Comptroller of the Currency was received on December 4, 2017 and included approval to convert the Bank to a national bank charter. Subject to other customary closing conditions, the Company expects to close the transaction on January 31, 2018, and anticipates full integration of Sun’s branches and core operating systems in the second quarter of 2018.

The Company expects to consolidate 17 branches in the second quarter, primarily as a result of the merger. These initiatives will allow the Company to continue to invest in commercial banking and electronic delivery channels while meeting the efficiency targets established in connection with the recent acquisitions.
The Company also announced that the Company’s Board of Directors declared its eighty-fourth consecutive quarterly cash dividend on common stock. The dividend, for the quarter ended December 31, 2017, of $0.15 per share will be paid on February 16, 2018 to stockholders of record on February 5, 2018.
Board of Directors Appointments
On January 24, 2018, the Company’s Board of Directors announced the appointment of John K. Lloyd to its Board of Directors effective immediately and to the OceanFirst Bank Board of Directors effective at the time of the Sun Merger. Mr. Lloyd is the Co-CEO of Hackensack Meridian Health, the largest most comprehensive and integrated health network in New Jersey. Prior to the merger of Meridian Health and Hackensack University Health Network in July 2016, Mr. Lloyd was President and CEO of Meridian Health since 1997. In addition to his significant experience in healthcare and leadership skills from more than 35 years as a CEO, Mr. Lloyd has served on the boards for other companies and charitable organizations. The Company also announced that Dorothy F. McCrosson will retire from the Board of Directors of the Company and OceanFirst Bank upon the expiration of her term at the 2018 Annual Meeting of Stockholders in order to devote more time to her law practice, personal business and family. On December 20, 2017, the Company’s Board of Directors approved the appointment of Anthony Coscia and Grace Torres, each being a member of the Board of Directors of Sun, to the Company’s and Bank’s Boards of Directors upon the closing of the Sun Merger, as previously disclosed.
Results of Operations
On May 2, 2016, the Company completed its acquisition of Cape Bancorp, Inc. (“Cape”) and its results of operations are included in the consolidated results for the quarter and year ended December 31, 2017, but are excluded from the results for the period from January 1, 2016 to May 1, 2016.

On November 30, 2016, the Company completed its acquisition of Ocean Shore Holding Company (“Ocean Shore”) and its results of operations are included in the consolidated results for the quarter and year ended December 31, 2017, but are excluded from the results of operations for the period from January 1, 2016 to November 30, 2016.
Net income for the quarter ended December 31, 2017, was $10.0 million, or $0.30 per diluted share, as compared to $6.1 million, or $0.22 per diluted share, for the corresponding prior year period. Net income for the year ended December 31, 2017, was $42.5 million, or $1.28 per diluted share, as compared to $23.0 million, or $0.98 per diluted share, for the corresponding prior year period. Net income for the quarter and year ended December 31, 2017 included merger related expenses, branch consolidation expenses, and additional income tax expense related to the recently enacted Tax Reform, and for the year ended December 31, 2017, also included the acceleration of stock award expense due to the retirement of a director. These items decreased net income, net of tax benefit, for the quarter and year ended December 31, 2017, by $4.9 million and $13.7 million, respectively. Net income for the quarter and year ended December 31, 2016 included merger related expenses of $4.5 million and $11.8 million, respectively. Excluding these items, net income for the quarter and year ended December 31, 2017 increased over the prior year periods primarily due to the acquisitions of Cape and Ocean Shore (“Acquisition Transactions”). In addition, in the first quarter of 2017 the Company adopted Accounting Standards Update (“ASU”) 2016-09 “Compensation - Stock Compensation” which resulted in decreases in income tax expense for the quarter and year ended December 31, 2017, of $125,000 and $1.8 million, respectively.
Net interest income for the quarter and year ended December 31, 2017 increased to $42.5 million and $169.2 million, respectively, as compared to $35.8 million and $120.3 million for the same prior year periods, reflecting an increase in interest-earning assets and a higher net interest margin. Average interest-earning assets increased $741.1 million and $1.370 billion, respectively, for the quarter and year ended December 31, 2017, as compared to the same prior year periods, and were favorably impacted by the interest-earning assets acquired in the Acquisition Transactions. The net interest margin for the quarter and year ended December 31, 2017 increased to 3.42% and 3.50%, respectively, from 3.40% and 3.47%, respectively, for the same prior year periods. The yields on average interest-earning assets increased to 3.86% and 3.91%, respectively, for the quarter and year ended December 31, 2017, from 3.79% and 3.85%, respectively, for the same prior year periods. For the quarter and the year ended December 31, 2017, the cost of average interest-bearing liabilities increased to 0.54% and 0.50%, respectively, from 0.48% and 0.47%, respectively, in the corresponding prior year periods. The total cost of deposits (including non-interest bearing deposits) was 0.32% and 0.29%, respectively, for the quarter and year ended December 31, 2017, as compared to 0.26% and 0.25%, respectively, for the corresponding prior year periods.
Net interest income for the quarter ended December 31, 2017, decreased $551,000, as compared to the prior linked quarter, as net interest margin decreased to 3.42% for the quarter ended December 31, 2017, from 3.50% for the prior linked quarter, partly due to the decrease in accretion of purchase accounting adjustments. Total loans increased $94.1 million for the quarter ended December 31, 2017 with a significant amount of this growth occurring late in the quarter.  The growth was primarily funded from cash and short-term investments.  The improved asset mix will benefit net interest income in the first quarter of 2018.
For the quarter and year ended December 31, 2017, the provision for loan losses was $1.4 million and $4.4 million, respectively, as compared to $510,000 and $2.6 million, respectively, for the corresponding prior year periods, and $1.2 million in the prior linked quarter. Net loan charge-offs were $2.3 million and $3.9 million, respectively, for the quarter and year ended December 31, 2017, as compared to net loan charge-offs of $944,000 and $4.2 million, respectively, in the corresponding prior year periods, and $1.1 million in the prior linked quarter. Net charge-offs for the quarter ended December 31, 2017 included $880,000 of specific reserves established in prior periods on non-performing loans, which were separately identified in the allowance for loan losses. Non-performing loans totaled $20.9 million at December 31, 2017, as compared to $15.1 million at September 30, 2017, and $13.6 million at December 31, 2016. The increase was primarily attributable to one commercial loan relationship, which entered non-performing status in the fourth quarter of 2017. Subsequent to December 31, 2017, the Bank received a significant payment from this borrower.
For the quarter and year ended December 31, 2017, other income increased to $6.7 million and $27.1 million, respectively, as compared to $6.3 million and $20.4 million, respectively, for the corresponding prior year periods. The increases were primarily due to the Acquisition Transactions, which added $1.2 million and $6.1 million, respectively, to other income for the quarter and year ended December 31, 2017, as compared to the same prior year periods. Excluding the Acquisition Transactions, other income decreased for the quarter ended December 31, 2017, primarily due to an increase in the net loss from other real estate operations of $676,000, of which $500,000 related to a write-down attributable to the operations of a hotel, golf and banquet facility, a decrease in bank card related fees of $238,000, and a decrease in the net gain on the sale of loans available for sale (included in other income) of $215,000, as compared to the same prior year period. The decrease was partially offset by rental income of $460,000 for November and December 2017 on the Company’s newly acquired corporate headquarters. The building will continue to be occupied by the former owner through February 2018. For the year ended December 31, 2017, excluding the Acquisition Transactions, the increase in other income was primarily due to higher deposit fees of $1.3 million and the rental income of $460,000, partially offset by a decrease of $912,000 in the net gain on the sale of loans available for sale (included in other income), as compared to the same prior year period.
For the quarter ended December 31, 2017, other income decreased $614,000, as compared to the prior linked quarter. The decrease was primarily due to an increase in the net loss from other real estate operations of $1.1 million including $500,000 related to a write-down attributable to the operations of a hotel, golf and banquet facility. The Bank is currently engaged in a sales process with qualified buyers for this property. The decrease in other real estate operations was partially offset by the rental income of $460,000.

Operating expenses decreased to $27.7 million for the quarter ended December 31, 2017, as compared to $32.5 million in the same prior year period. Operating expenses for the quarter ended December 31, 2017 include $1.3 million in merger related and branch consolidation expenses, as compared to $6.6 million in the prior year period. Excluding the impact of merger and branch consolidation expenses, operating expenses increased over the prior year period, primarily due to increases in compensation and employee benefits expense, occupancy expense and equipment expense.
Operating expenses increased to $126.5 million, for the year ended December 31, 2017, as compared to $102.9 million, in the same prior year period. Operating expenses for the year ended December 31, 2017 included $14.5 million in merger related and branch consolidation expenses, as compared to $16.5 million in the prior year period. Excluding the impact of merger and branch consolidation expenses, the increase in operating expenses over the prior year was primarily due to the Acquisition Transactions, which added $16.0 million for the year ended December 31, 2017. Excluding the Acquisition Transactions, the increase in operating expense was primarily due to increases in compensation and employee benefits expense, equipment expense, marketing expense, data processing expense and professional fees.
For the quarter ended December 31, 2017, operating expenses, excluding merger and branch consolidation expenses, decreased $1.1 million, as compared to the prior linked quarter. The decrease was primarily due to lower compensation and employee benefits expense, marketing expense and data processing expense, partially offset by the increase in occupancy and equipment expense due to the purchase of the new corporate headquarters on November 1, 2017.
The provision for income taxes was $10.2 million and $22.9 million, respectively, for the quarter and year ended December 31, 2017, as compared to $3.0 million and $12.2 million, respectively, for the same prior year periods. The effective tax rate was 50.6% and 35.0%, respectively, for the quarter and year ended December 31, 2017, as compared to 33.0% and 34.5%, respectively, for the same prior year periods and 30.8% in the prior linked quarter. During the fourth quarter of 2017, Tax Reform was enacted which reduced the statutory tax rate for corporations from 35% to 21% effective in 2018. Excluding non-deductible merger related expenses, the Company anticipates its effective tax rate to be approximately 19% in 2018. Authoritative accounting guidance required the Company to revalue its deferred tax assets and liabilities at December 31, 2017, resulting in additional income tax expense of $3.6 million, which increased the effective tax rate by 18.1% and 5.6%, respectively, for the quarter and year ended December 31, 2017. Effective January 1, 2017, the Company adopted ASU 2016-09 “Compensation - Stock Compensation,” which decreased income tax expense by $125,000 and $1.8 million, for the quarter and year ended December 31, 2017, respectively, as compared to the prior year periods. Under the ASU, the tax benefits of exercised stock options and vested stock awards are recognized as a benefit to income tax expense in the reporting period in which they occur. The tax benefit relating to the Company’s stock plans was $62,000 for the year ended December 31, 2016, which was recorded directly into stockholders equity. The elevated tax benefit for the quarter and year ended December 31, 2017, was related to the exercise of options assumed in the Acquisition Transactions and the increase in the Company’s stock price. Excluding the impact of Tax Reform and ASU 2016-09, the effective tax rate was 33.1% and 32.2%, respectively, for the quarter and year ended December 31, 2017. The lower effective tax rate for the year ended December 31, 2017, as compared to the same prior year period, was primarily due to the deductibility of merger related expenses and an increase in tax exempt income.
Financial Condition
Total assets increased by $249.1 million to $5.416 billion at December 31, 2017, from $5.167 billion at December 31, 2016. Cash and due from banks decreased by $191.8 million, to $109.6 million at December 31, 2017, from $301.4 million at December 31, 2016, as these funds were deployed into higher-yielding securities and to fund loan growth. Loans receivable, net, increased by $162.3 million, to $3.966 billion at December 31, 2017, from $3.803 billion at December 31, 2016. Premises and equipment, net, increased by $30.4 million at December 31, 2017, as compared to December 31, 2016, due to the acquisition of an office building in Red Bank, New Jersey for $42.5 million, partially offset by the consolidation of 15 branches during the year ended December 31, 2017. The premises and equipment at these locations were written down to their net realizable value and the remaining balance was reclassified to assets held for sale. Deferred tax assets decreased by $37.0 million to $1.9 million at December 31, 2017, from $38.9 million at December 31, 2016, and other assets increased by $31.9 million to $41.9 million at December 31, 2017, from $10.0 million at December 31, 2016. In response to Tax Reform, the Company implemented certain tax strategies prior to year end which reduced the deferred tax asset and increased income taxes receivable.
Deposits increased by $155.0 million, to $4.343 billion at December 31, 2017, from $4.188 billion at December 31, 2016. The loan-to-deposit ratio at December 31, 2017 was 91.3%, as compared to 90.8% at December 31, 2016. Deposits per branch averaged $94.4 million at December 31, 2017, as compared to $68.7 million at December 31, 2016.
Stockholders’ equity increased to $601.9 million at December 31, 2017, as compared to $571.9 million at December 31, 2016. At December 31, 2017, there were 1.8 million shares available for repurchase under the Company’s stock repurchase programs. During the year ended December 31, 2017, the Company did not repurchase any shares under these repurchase programs. Tangible stockholders’ equity per common share increased to $13.58 at December 31, 2017, as compared to $12.94 at December 31, 2016.
Asset Quality
The Company’s non-performing loans increased to $20.9 million at December 31, 2017, as compared to $13.6 million at December 31, 2016. The increase was primarily due to the addition of three commercial loan relationships totaling $12.6 million, including one large relationship in the fourth quarter of 2017. Although this loan was performing prior to the fourth quarter of 2017, the Bank has included this loan relationship in classified assets since 2011. An increase in non-performing residential mortgage loans in the first quarter of 2017 was offset by bulk sales of non-performing residential loans in the second, third and fourth quarters of 2017, totaling $8.5 million. Non-performing loans do not include $1.7 million of purchased credit-impaired (“PCI”) loans acquired in the Acquisition Transactions. The Company’s other real estate owned totaled $8.2 million at December 31, 2017, as compared to $9.8 million at December 31, 2016. At both December 31, 2017 and December 31, 2016, the Company’s allowance for loan losses was 0.40% of total loans. These ratios exclude existing fair value credit marks of $17.5 million and $26.0 million at December 31, 2017 and December 31, 2016, respectively, on the Ocean Shore, Cape and Colonial American Bank loans. These loans were acquired at fair value with no related allowance for loan losses. The allowance for loan losses as a percent of total non-performing loans was 75.35% at December 31, 2017 as compared to 111.92% at December 31, 2016. The decrease was due to the addition of one large loan relationship in the fourth quarter of 2017 with no related loss allocation included in the allowance for loan losses.
Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding merger related expenses, branch consolidation expenses, additional income tax expense related to the recently enacted Tax Reform and accelerated stock award expense relating to a director retirement, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Immaterial Correction of an Error
During the fourth quarter of 2017, management identified an immaterial correction of an error related to the classification of certain equity securities with no stated maturities that were acquired in a previous business combination that were inappropriately classified as held to maturity in the 2016 consolidated financial statements.  In order to correct this immaterial error, management has revised the 2016 consolidated financial statements and footnotes to report these securities as available for sale.
Annual Meeting
The Company also announced today that its Annual Meeting of Stockholders will be held on Thursday, May 31, 2018 at 6:00 p.m. Eastern time, at the OceanFirst Bank Administrative Offices located at 110 West Front Street, Red Bank, New Jersey. The record date for stockholders to vote at the Annual Meeting is April 10, 2018.
Conference Call
As previously announced, the Company will host an earnings conference call on Friday, January 26, 2018 at 11 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10115166 from one hour after the end of the call until April 26, 2018. The conference call, as well as the replay, are also available (listen-only) by Internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *
OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a $5.4 billion community bank with branches located throughout central and southern New Jersey.  OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.
OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	December 31, 2017	September 30, 2017	December 31, 2016
	(unaudited)	(unaudited)
Assets
Cash and due from banks	$109,613	$255,258	$301,373
Securities available-for-sale, at estimated fair value	90,281	75,847	20,775
Securities held-to-maturity, net (estimated fair value of $761,660 at December 31, 2017, $737,783 at September 30, 2017, and $589,568 at December 31, 2016)	764,062	733,983	589,912
Federal Home Loan Bank of New York stock, at cost	19,724	18,472	19,313
Loans receivable, net	3,965,773	3,870,109	3,803,443
Loans held-for-sale	241	338	1,551
Interest and dividends receivable	14,254	13,627	11,989
Other real estate owned	8,186	9,334	9,803
Premises and equipment, net	101,776	64,350	71,385
Bank Owned Life Insurance	134,847	134,298	132,172
Deferred tax asset	1,922	29,795	38,880
Assets held for sale	4,046	5,241	360
Other assets	41,895	15,634	9,973
Core deposit intangible	8,885	9,380	10,924
Goodwill	150,501	148,134	145,064
Total assets	$5,416,006	$5,383,800	$5,166,917
Liabilities and Stockholders’ Equity
Deposits	$4,342,798	$4,350,259	$4,187,750
Securities sold under agreements to repurchase with retail customers	79,668	75,326	69,935
Federal Home Loan Bank advances	288,691	259,186	250,498
Other borrowings	56,519	56,466	56,559
Advances by borrowers for taxes and insurance	11,156	14,371	14,030
Other liabilities	35,233	32,052	16,242
Total liabilities	4,814,065	4,787,660	4,595,014
Total stockholders’ equity	601,941	596,140	571,903
Total liabilities and stockholders’ equity	$5,416,006	$5,383,800	$5,166,917

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	For the Three Months Ended,			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
	|--------------------- (unaudited) ---------------------|			(unaudited)
Interest income:
Loans	$42,909	$43,329	$36,799	$170,588	$122,962
Mortgage-backed securities	2,919	2,738	1,874	11,108	6,697
Investment securities and other	2,078	1,963	1,231	7,133	3,766
Total interest income	47,906	48,030	39,904	188,829	133,425
Interest expense:
Deposits	3,515	3,126	2,392	12,336	7,517
Borrowed funds	1,886	1,848	1,758	7,275	5,646
Total interest expense	5,401	4,974	4,150	19,611	13,163
Net interest income	42,505	43,056	35,754	169,218	120,262
Provision for loan losses	1,415	1,165	510	4,445	2,623
Net interest income after provision for loan losses	41,090	41,891	35,244	164,773	117,639
Other income:
Bankcard services revenue	1,764	1,785	1,424	6,965	4,833
Wealth management revenue	528	541	545	2,150	2,324
Fees and services charges	3,891	3,702	3,346	15,058	10,758
Net (loss) gain from other real estate operations	(678)	432	(74)	(874)	(856)
Income from Bank Owned Life Insurance	863	881	710	3,299	2,230
Other	377	18	306	474	1,123
Total other income	6,745	7,359	6,257	27,072	20,412
Operating expenses:
Compensation and employee benefits	13,961	14,673	13,649	60,100	47,105
Occupancy	2,693	2,556	2,380	10,657	8,332
Equipment	1,763	1,605	1,499	6,769	5,104
Marketing	433	775	609	2,678	1,882
Federal deposit insurance	485	713	830	2,564	2,825
Data processing	2,040	2,367	2,291	8,849	7,577
Check card processing	922	871	662	3,561	2,210
Professional fees	1,094	846	969	3,995	2,848
Other operating expense	2,548	2,667	2,640	10,810	7,676
Amortization of core deposit intangible	495	507	304	2,039	623
Federal Home Loan Bank advance prepayment fee	—	—	—	—	136
Branch consolidation expenses	(734)	1,455	—	6,205	—
Merger related expenses	1,993	1,698	6,632	8,293	16,534
Total operating expenses	27,693	30,733	32,465	126,520	102,852
Income before provision for income taxes	20,142	18,517	9,036	65,325	35,199
Provision for income taxes	10,186	5,700	2,984	22,855	12,153
Net income	$9,956	$12,817	$6,052	$42,470	$23,046
Basic earnings per share	$0.31	$0.40	$0.22	$1.32	$1.00
Diluted earnings per share	$0.30	$0.39	$0.22	$1.28	$0.98
Average basic shares outstanding	32,225	32,184	27,461	32,113	23,093
Average diluted shares outstanding	33,168	33,106	28,128	33,125	23,526

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Commercial:
Commercial and industrial		$187,645	$183,510	$193,759	$205,720	$152,810
Commercial real estate - owner- occupied		569,624	555,429	557,734	533,052	534,365
Commercial real estate - investor		1,187,482	1,134,416	1,122,186	1,113,964	1,134,507
Total commercial		1,944,751	1,873,355	1,873,679	1,852,736	1,821,682
Consumer:
Residential mortgage		1,694,282	1,678,092	1,667,831	1,639,611	1,651,695
Residential construction		54,643	51,266	55,750	59,009	51,159
Home equity loans and lines		281,143	277,909	282,402	285,149	289,110
Other consumer		1,295	1,426	1,335	1,560	1,566
Total consumer		2,031,363	2,008,693	2,007,318	1,985,329	1,993,530
Total loans		3,976,114	3,882,048	3,880,997	3,838,065	3,815,212
Deferred origination costs, net		5,380	4,645	4,365	3,686	3,414
Allowance for loan losses		(15,721)	(16,584)	(16,557)	(16,151)	(15,183)
Loans receivable, net		$3,965,773	$3,870,109	$3,868,805	$3,825,600	$3,803,443
Mortgage loans serviced for others		$121,662	$121,886	$131,284	$132,973	$137,881
	At December 31, 2017 Average Yield
Loan pipeline (1):
Commercial	4.66%	$53,859	$58,189	$61,287	$73,793	$99,060
Residential mortgage and construction	3.77	43,482	44,510	64,510	57,600	38,486
Home equity loans and lines	4.75	7,412	8,826	11,194	7,879	6,522
Total	4.30%	$104,753	$111,525	$136,991	$139,272	$144,068

	For the Three Months Ended
	December 31, 2017			September 30, 2017		June 30, 2017		March 31, 2017	December 31, 2016
	Average Yield
Loan originations:
Commercial	4.48%	$141,346		$97,420		$115,048		$106,896	$105,062
Residential mortgage and construction	3.72	73,729		80,481		79,610		64,452	62,087
Home equity loans and lines	4.94	18,704		17,129		20,539		12,500	11,790
Total	4.28%	$233,779		$195,030		$215,197		$183,848	$178,939
Loans sold		$1,422	(2)	$991	(3)	$865	(4)	$1,907	$12,098	(5)

(1)	Loan pipeline includes pending loan applications and loans approved but not funded

(2)	Excludes the sale of under-performing residential loans of $5.8 million

(3)	Excludes the sale of under-performing residential loans of $3.5 million

(4)	Excludes the sale of under-performing residential loans of $4.3 million

(5)	Excludes the sale of under-performing loans of $21.0 million

DEPOSITS	At
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Type of Account
Non-interest-bearing	$756,513	$781,043	$770,057	$806,728	$782,504
Interest-bearing checking	1,954,358	1,892,832	1,727,828	1,629,589	1,626,713
Money market deposit	363,656	384,106	378,538	448,093	458,911
Savings	661,167	668,370	677,939	681,853	672,519
Time deposits	607,104	623,908	622,547	632,400	647,103
	$4,342,798	$4,350,259	$4,176,909	$4,198,663	$4,187,750

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Non-performing loans:
Commercial and industrial	$503	$63	$68	$231	$441
Commercial real estate - owner-occupied	5,962	923	943	2,383	2,414
Commercial real estate - investor	8,281	8,720	5,608	5,118	521
Residential mortgage	4,190	3,551	7,936	11,993	8,126
Home equity loans and lines	1,929	1,864	1,706	1,954	2,064
Total non-performing loans	20,865	15,121	16,261	21,679	13,566
Other real estate owned	8,186	9,334	8,898	8,774	9,803
Total non-performing assets	$29,051	$24,455	$25,159	$30,453	$23,369
Purchased credit-impaired loans	$1,712	$4,867	$4,969	$7,118	$7,575
Delinquent loans 30 to 89 days	$20,796	$24,548	$25,224	$18,516	$22,598
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$8,821	$270	$1,251	$3,547	$3,471
Performing	33,313	35,808	34,130	26,974	27,042
Total troubled debt restructurings	$42,134	$36,078	$35,381	$30,521	$30,513
Allowance for loan losses	$15,721	$16,584	$16,557	$16,151	$15,183
Allowance for loan losses as a percent of total loans receivable (1)	0.40%	0.42%	0.42%	0.42%	0.40%
Allowance for loan losses as a percent of total non-performing loans	75.35	109.68	101.82	74.50	111.92
Non-performing loans as a percent of total loans receivable	0.52	0.39	0.42	0.56	0.35
Non-performing assets as a percent of total assets	0.54	0.45	0.48	0.59	0.45

(1)
The loans acquired from Ocean Shore, Cape, and Colonial American were recorded at fair value. The net credit mark on these loans, not reflected in the allowance for loan losses, was $17,531, $19,810, $21,794, $24,002, and $25,973 at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016, respectively.

NET CHARGE-OFFS	For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net Charge-offs:
Loan charge-offs	$(2,523)	$(1,357)	$(1,299)	$(205)	$(979)
Recoveries on loans	245	219	540	473	35
Net loan (charge-offs) recoveries	$(2,278)	$(1,138)	$(759)	$268	$(944)
Net loan charge-offs to average total loans (annualized)	0.23%	0.12%	0.08%	NM*	0.11%
Net charge-off detail - (loss) recovery:
Commercial	$(1,036)	$68	$(81)	$311	$(510)
Residential mortgage and construction	(1,262)	(1,156)	(716)	(49)	(233)
Home equity loans and lines	28	(51)	39	24	(194)
Other consumer	(8)	1	(1)	(18)	(7)
Net loan (charge-offs) recoveries	$(2,278)	$(1,138)	$(759)	$268	$(944)
Note: Included in net loan charge-offs for the three months ended December 31, 2017, September 30, 2017, June 30, 2017, and December 31, 2016 are $1,124, $907, $925 and $535, respectively, relating to under-performing loans sold or held-for-sale.
* Not meaningful

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$155,987	$391	0.99%	$183,514	$438	0.95%	$359,804	$484	0.54%
Securities (1) and FHLB stock	874,910	4,606	2.09	817,867	4,263	2.07	545,302	2,621	1.91
Loans receivable, net (2)
Commercial	1,887,319	22,087	4.64	1,865,970	22,423	4.77	1,717,502	21,016	4.87
Residential	1,743,334	17,552	3.99	1,737,739	17,588	4.02	1,314,667	12,857	3.89
Home Equity	278,294	3,243	4.62	279,900	3,289	4.66	262,372	2,907	4.41
Other	1,086	27	9.86	1,112	29	10.35	1,149	19	6.58
Allowance for loan loss net of deferred loan fees	(11,993)	—	—	(12,370)	—	—	(12,987)	—	—
Loans Receivable, net	3,898,040	42,909	4.37	3,872,351	43,329	4.44	3,282,703	36,799	4.46
Total interest-earning assets	4,928,937	47,906	3.86	4,873,732	48,030	3.91	4,187,809	39,904	3.79
Non-interest-earning assets	475,927			460,795			368,965
Total assets	$5,404,864			$5,334,527			$4,556,774
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$1,944,223	1,447	0.30%	$1,852,421	1,173	0.25%	$1,538,706	723	0.19%
Money market	385,720	322	0.33	389,035	299	0.30	424,613	312	0.29
Savings	662,318	59	0.04	672,548	59	0.03	549,032	74	0.05
Time deposits	619,087	1,687	1.08	620,308	1,595	1.02	527,817	1,283	0.97
Total	3,611,348	3,515	0.39	3,534,312	3,126	0.35	3,040,168	2,392	0.31
Securities sold under agreements to repurchase	74,661	39	0.21	74,285	30	0.16	72,063	24	0.13
FHLB Advances	261,018	1,146	1.74	264,652	1,153	1.73	250,829	1,120	1.78
Other borrowings	56,475	701	4.92	56,502	665	4.67	56,397	614	4.33
Total interest-bearing liabilities	4,003,502	5,401	0.54	3,929,751	4,974	0.50	3,419,457	4,150	0.48
Non-interest-bearing deposits	760,552			781,047			622,882
Non-interest-bearing liabilities	38,880			32,360			42,773
Total liabilities	4,802,934			4,743,158			4,085,112
Stockholders’ equity	601,930			591,369			471,662
Total liabilities and equity	$5,404,864			$5,334,527			$4,556,774
Net interest income		$42,505			$43,056			$35,754
Net interest rate spread (3)			3.32%			3.41%			3.31%
Net interest margin (4)			3.42%			3.50%			3.40%
Total cost of deposits (including non-interest-bearing deposits)			0.32%			0.29%			0.26%

(1)	Amounts are recorded at average amortized cost.

(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.

(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average interest-earning assets.

(continued)

	For the Year Ended
	December 31, 2017			December 31, 2016
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$179,960	$1,449	0.81%	$154,830	$693	0.45%
Securities (1) and FHLB stock	796,392	16,792	2.11	524,152	9,770	1.86
Loans receivable, net (2)
Commercial	1,858,842	87,706	4.72	1,472,421	70,768	4.81
Residential	1,726,020	69,784	4.04	1,085,991	41,996	3.87
Home Equity	282,128	13,003	4.61	236,769	10,139	4.28
Other	1,156	95	8.22	957	59	6.17
Allowance for loan loss net of deferred loan fees	(12,251)	—	—	(13,280)	—	—
Loans Receivable, net	3,855,895	170,588	4.42	2,782,858	122,962	4.42
Total interest-earning assets	4,832,247	188,829	3.91	3,461,840	133,425	3.85
Non-interest-earning assets	459,926			269,622
Total assets	$5,292,173			$3,731,462
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$1,796,370	4,533	0.25%	$1,266,135	2,114	0.17%
Money market	410,373	1,213	0.30	316,977	858	0.27
Savings	672,315	345	0.05	447,484	191	0.04
Time deposits	625,847	6,245	1.00	422,026	4,354	1.03
Total	3,504,905	12,336	0.35	2,452,622	7,517	0.31
Securities sold under agreements to repurchase	74,712	121	0.16	75,227	102	0.14
FHLB Advances	258,870	4,486	1.73	266,981	4,471	1.67
Other borrowings	56,457	2,668	4.73	32,029	1,073	3.35
Total interest-bearing liabilities	3,894,944	19,611	0.50	2,826,859	13,163	0.47
Non-interest-bearing deposits	776,344			497,166
Non-interest-bearing Liabilities	31,004			28,454
Total liabilities	4,702,292			3,352,479
Stockholders’ equity	589,881			378,983
Total liabilities and equity	$5,292,173			$3,731,462
Net interest income		$169,218			$120,262
Net interest rate spread (3)			3.41%			3.38%
Net interest margin (4)			3.50%			3.47%
Total cost of deposits (including non-interest-bearing deposits)			0.29%			0.25%

(1)	Amounts are recorded at average amortized cost.

(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.

(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Selected Financial Condition Data:
Total assets	$5,416,006	$5,383,800	$5,202,086	$5,196,203	$5,166,917
Securities available-for-sale, at estimated fair value	90,281	75,847	70,823	55,692	20,775
Securities held-to-maturity, net	764,062	733,983	711,650	687,098	589,912
Federal Home Loan Bank of New York stock	19,724	18,472	20,358	19,253	19,313
Loans receivable, net	3,965,773	3,870,109	3,868,805	3,825,600	3,803,443
Loans held-for-sale	241	338	168	283	1,551
Deposits	4,342,798	4,350,259	4,176,909	4,198,663	4,187,750
Federal Home Loan Bank advances	288,691	259,186	277,541	250,021	250,498
Securities sold under agreements to repurchase and other borrowings	136,187	131,792	131,673	133,798	126,494
Stockholders’ equity	601,941	596,140	587,189	582,543	571,903

	For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Selected Operating Data:
Interest income	$47,906	$48,030	$46,879	$46,014	$39,904
Interest expense	5,401	4,974	4,705	4,531	4,150
Net interest income	42,505	43,056	42,174	41,483	35,754
Provision for loan losses	1,415	1,165	1,165	700	510
Net interest income after provision for loan losses	41,090	41,891	41,009	40,783	35,244
Other income	6,745	7,359	6,973	5,995	6,257
Operating expenses	26,434	27,580	28,527	29,481	25,833
Branch consolidation expenses	(734)	1,455	5,451	33	—
Merger related expenses	1,993	1,698	3,155	1,447	6,632
Income before provision for income taxes	20,142	18,517	10,849	15,817	9,036
Provision for income taxes	10,186	5,700	3,170	3,799	2,984
Net income	$9,956	$12,817	$7,679	$12,018	$6,052
Diluted earnings per share	$0.30	$0.39	$0.23	$0.36	$0.22
Net accretion/amortization of purchase accounting adjustments included in net interest income	$1,956	$2,227	$1,899	$2,175	$1,385

(continued)

	At or For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Selected Financial Ratios and Other Data(1):

Performance Ratios (Annualized):
Return on average assets (2)	0.73%	0.95%	0.59%	0.94%	0.53%
Return on average stockholders' equity (2)	6.56	8.60	5.25	8.42	5.10
Return on average tangible stockholders' equity (2) (3)	8.89	11.74	7.19	11.50	6.48
Stockholders' equity to total assets	11.11	11.07	11.29	11.21	11.07
Tangible stockholders' equity to tangible assets (3)	8.42	8.39	8.50	8.42	8.30
Net interest rate spread	3.32	3.41	3.48	3.47	3.31
Net interest margin	3.42	3.50	3.57	3.56	3.40
Operating expenses to average assets (2)	2.03	2.29	2.86	2.41	2.83
Efficiency ratio (2) (4)	56.23	60.96	75.55	65.21	77.28
Loans to deposits	91.32	88.96	92.62	91.11	90.82

	At or For the Year Ended December 31,
	2017	2016
Performance Ratios:
Return on average assets (2)	0.80%	0.62%
Return on average stockholders' equity (2)	7.20	6.08
Return on average tangible stockholders' equity (2) (3)	9.82	7.13
Net interest rate spread	3.41	3.38
Net interest margin	3.50	3.47
Operating expenses to average assets (2)	2.39	2.76
Efficiency ratio (2) (4)	64.46	73.11

(continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Wealth Management:
Assets under administration	$233,185	$225,904	$214,479	$215,593	$218,336
Per Share Data:
Cash dividends per common share	$0.15	$0.15	$0.15	$0.15	$0.15
Stockholders’ equity per common share at end of period	18.47	18.30	18.05	17.94	17.80
Tangible stockholders’ equity per common share at end of period (3)	13.58	13.47	13.18	13.07	12.94
Number of full-service customer facilities:	46	46	51	61	61
Quarterly Average Balances
Total securities	$874,910	$817,867	$786,964	$703,712	$545,302
Loans, receivable, net	3,898,040	3,872,351	3,840,916	3,811,136	3,282,703
Total interest-earning assets	4,928,937	4,873,732	4,741,900	4,729,013	4,187,809
Total assets	5,404,864	5,334,527	5,215,636	5,211,071	4,556,774
Interest-bearing transaction deposits	2,992,261	2,914,004	2,819,175	2,788,452	2,512,351
Time deposits	619,087	620,308	624,020	640,269	527,817
Total borrowed funds	392,154	395,439	389,321	383,082	379,289
Total interest-bearing liabilities	4,003,502	3,929,751	3,832,516	3,811,803	3,419,457
Non-interest bearing deposits	760,552	781,047	772,739	791,036	622,882
Stockholder’s equity	601,930	591,369	587,121	578,833	471,662
Total deposits	4,371,900	4,315,359	4,215,934	4,219,757	3,663,050
Quarterly Yields
Total securities	2.09%	2.07%	2.07%	2.23%	1.91%
Loans, receivable, net	4.37	4.44	4.45	4.44	4.46
Total interest-earning assets	3.86	3.91	3.97	3.95	3.79
Interest-bearing transaction deposits	0.25	0.21	0.20	0.18	0.18
Time deposits	1.08	1.02	0.96	0.93	0.97
Borrowed funds	1.91	1.87	1.85	1.85	1.84
Total interest-bearing liabilities	0.54	0.50	0.49	0.48	0.48
Net interest spread	3.32	3.41	3.48	3.47	3.31
Net interest margin	3.42	3.50	3.57	3.56	3.40
Total deposits	0.32	0.29	0.28	0.27	0.26

(1)	With the exception of end of quarter ratios, all ratios are based on average daily balances.

(2)
Performance ratios for each period may include merger related expenses, branch consolidation expenses, accelerated stock award expense, and income tax expense related to Tax Reform. Refer to Other Items - Non-GAAP Reconciliation for impact of these expenses.

(3)	Tangible stockholders’ equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible.

(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Core earnings:
Net income	$9,956	$12,817	$7,679	$12,018	$6,052
Add: Merger related expenses	1,993	1,698	3,155	1,447	6,632
Branch consolidation expenses	(734)	1,455	5,451	33	—
Accelerated stock award expense	—	—	—	242	—
Income tax expense related to Tax Reform	3,643	—	—	—	—
Less: Income tax expense (benefit) on items	2	(1,084)	(3,012)	(587)	(2,108)
Core earnings	$14,860	$14,886	$13,273	$13,153	$10,576
Core diluted earnings per share	$0.45	$0.45	$0.40	$0.40	$0.38

Core ratios (annualized):
Return on average assets	1.09%	1.11%	1.02%	1.02%	0.92%
Return on average tangible stockholders’ equity	13.27	13.63	12.42	12.56	11.33
Efficiency ratio	53.67	54.71	58.04	61.58	61.49

COMPUTATION OF TOTAL TANGIBLE EQUITY TO TOTAL TANGIBLE ASSETS

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Total stockholders’ equity	$601,941	$596,140	$587,189	$582,543	$571,903
Less:
Goodwill	150,501	148,134	148,433	147,815	145,064
Core deposit intangible	8,885	9,380	9,887	10,400	10,924
Tangible stockholders’ equity	$442,555	$438,626	$428,869	$424,328	$415,915

Total assets	$5,416,006	$5,383,800	$5,202,086	$5,196,203	$5,166,917
Less:
Goodwill	150,501	148,134	148,433	147,815	145,064
Core deposit intangible	8,885	9,380	9,887	10,400	10,924
Tangible assets	$5,256,620	$5,226,286	$5,043,766	$5,037,988	$5,010,929
Tangible stockholders’ equity to tangible assets	8.42%	8.39%	8.50%	8.42%	8.30%